EXHIBIT 4.1


                             [Notarisation required]

                       Offer to acquire a Fractional Share

                                    Preamble

Dr. Ernst Dieter Herbst, resident at Ginsterweg 18, 59425 Unna (the "Shareholder") is the sole shareholder of ht-Mikroelektronik GmbH, registered in the commercial register of the local court in Duisburg under HRB 4621 (the "Company"). The Company has a stated share capital in the amount of DM 50,000.-- consisting of one sole share in the nominal amount of DM 50,000.-- (the "Share").

The Shareholder intends to grant employees of the Company the opportunity to participate in any future increases of the value of the Company. Such opportunity shall consist in the option to acquire a fractional share in the Company in the future at a purchase price which is already fixed as of this date.

                                       I.
                                      Offer

The Shareholder herewith grants

     Mr./Ms. _________ (the "Employee"), resident at __________

the irrevocable offer (the "Offer") to acquire a fractional share in the Share on the basis of the following contract and in accordance with the following provisions:

           Agreement on the Sale and Assignment of a Fractional Share

                                   Section 1
                               Sale and Assignment

1.1 Subject to the terms and conditions of this Offer, the Shareholder herewith sells to the Employee out of the Share a fractional share in the nominal amount of DM [_________] (the "Fractional Share") which corresponds to ___% of the Share. The Fractional Share shall participate in the profits of the Company as from the beginning of the fiscal year in which the contract becomes effective.

1.2 The Shareholder herewith assigns the Fractional Share to the Employee. The Assignment is made under the condition precedent (aufschiebend bedingt) that the purchase price is fully and irrevocably paid in accordance with Section 3 of this contract.

                                      Section 2
                       Share Split, Consent of the Company

The Company has granted its consent vis-a-vis the Shareholder to the split of the Share pursuant to Section 17 para. 1 of the act of limited liability companies (GmbHG), Sec. 6 para. 1 of the articles of association on the basis of a shareholder's resolution. A copy of such consent is attached to this contract as Annex 1.

                                      Section 3
                                 Purchase Price

3.1 The purchase price for the Fractional Share amounts to U.S. dollar [_______] for the _______ nominal amount of the Fractional Share.

3.2 The purchase price is payable in full upon this contract becoming effective by way of remittance to the bank account of the Shareholder, which Shareholder shall provide to Employee upon notice of intent to accept this Offer given by Employee.

                                      Section 4
                  Representations and Warranties of Shareholder

The Shareholder represents and warrants as of the date on which this contract becomes effective that he is the owner of the Fractional Share, that the Fractional Share has been fully paid up and that the Fractional Share is free from any third party rights. Any other representations and warranties, in particular with regard to the business of the Company, are excluded.

                                    Section 5
                                  Miscellaneous

In the event that a provision of this contract is invalid, all other provisions shall remain unaffected thereby. The invalid provision shall be replaced by such a provision which comes as close as possible to the intention of the parties.


                                       II.
                        Provisions relating to the Offer

                                      Section 1
                             Acceptance of the Offer

1.1 The Offer made under section I. hereto may be accepted only as is and by way of an irrevocable statement of acceptance in front of a German notary public. The statement in front of the notary public results in the contract becoming effective (Section 152 German Civil Code). The notary public is obliged to forthwith forward to the Shareholder a certified copy of the statement of acceptance.

1.2 The Offer may be accepted the earliest by February 7, 2005. It may not be accepted later than by February 7, 2015. The date of the acceptance is the date on which the statement of acceptance is made in front of the German notary public (Section 1.1).

                                    Section 2
              Non-Assignability, Continuing Employment Relationship

2.1 "The Offer is non-assignable. The Offer may be accepted by the Employee only. In case of death prior to the acceptance of the Offer, the Offer forfeits upon death.

2.2 Should the employment relationship between the Employee and the Company terminate prior to the earliest date on which the Offer may be accepted, the Offer forfeits upon termination of the employment relationship without any right to compensation or indemnification.

                                    Section 3
                                Sale of the Share

3.1 Should the Shareholder sell the Share prior to the acceptance of the Offer to a third party (the "Acquiror"), the Shareholder is obligated to have the Acquiror assume the obligations of the Shareholder under the Offer and the Acquiror shall assume the obligations of the Shareholder under the Offer. A "sale" in the meaning of the forgoing sentence is the conclusion of a sale and purchase agreement (Kaufvertrag). A sale of the Share also consists in the grant of options on the Share or a combination of options and a sale and purchase agreement jointly relating to the entire Share. Once the Acquiror assumes the obligations under the Offer, the Shareholder is released from all such obligations. The preceding rules also apply, if the Shareholder did already enter into an agreement on the sale of the Share at the time the Offer is made, provided such agreement has not yet been consummated.

3.2 The obligation of the Shareholder pursuant to 3.1 becomes inapplicable if the Acquiror offers to the Employee the grant of options on shares (quotas, stock) in the Acquiror or an affiliated company of the Acquiror (the "Substitute Offer") and the terms and conditions under which the Substitute Offer is made are substantially equivalent to those of the Offer. The same applies, if the Acquiror commits itself in connection with the sale of the Share towards the Shareholder to grant such Substitute Offer to the Employee. A Substitute Offer is also deemed to be substantially equivalent, even if the terms and conditions of the Substitute Offer are different from those in the Offer, but the rights of the Employee under the Substitute Offer have substantially the same value as the rights of the Employee under the Offer, using generally accepted methods for valuation. Both for the valuation of the Offer and the Substitute Offer, the "intrinsic value method" may be used, i.e. the Offer and the Substitute Offer are valued on the basis of the benefit to the Employee under the assumption that the Offer respectively the Substitute Offer are exercisable and exercised on the relevant date. A discrepancy of up to 10% is irrelevant, tax effects to the Employee shall be disregarded. Both for the Offer and for the Substitute Offer the evaluation shall be made as of the date the Substitute Offer is made. For purposes of the valuation of the Offer, the value of the Company is currently U.S. Dollars 13 million under the assumption (going concern) that the current employees and the current management of the Company continue to be employed with the Company for a period of at least four years as from the date hereof.

3.3 If a Substitute Offer within the meaning of Section 3.2 is made after the date on which the Acquiror assumes the obligations under this Offer, this Offer becomes inapplicable on the date of grant of the Substitute Offer, irrespective of whether the Substitute Offer is accepted by the Employee or not.

3.4 In the event of a sale of the Share, the Shareholder shall inform the Employee of the name of the Acquiror, the date of the sale as well as on those provisions agreed upon with the Acquiror with regard to the Offer and/or the Substitute Offer. The Employee has no additional information rights.

                                    Section 4
                     Binding Offer, Forfeiture of the Offer

4.1      The Offer is irrevocable.

4.2 The Offer forfeits without any compensation or indemnification rights of the Employee on July 31, 2001 if the Shareholder has not sold the Share in accordance withSection 3 by such date.

                                    Section 5
                                 No Shop Custom

The grant of the Offer is voluntary. It does not result in any rights other than those in the Offer. In particular, there is no right to the grant of similar or equivalent offers or commitments in future.